Exhibit (c)(2)(F)

Exhibit 99(c)(2) Project Storage

Strategic Discussion Materials for the Special Committee

May 24, 2004

Strictly Private and Confidential

Table of Contents

I. Executive Summary

II. Process Overview

III. Situation Overview

IV. Valuation Benchmarks

Executive Summary

Introduction

Mesirow Financial (“Mesirow”) is pleased to provide an update to the Special Committee of the Board of Directors (the “Special Committee”) on the business position of Home Products International, Inc. (“Home Products” or the “Company”) and the proposed transaction with Jim Tennant and other members of management (the “Proposed Transaction”).

Mesirow has worked diligently on behalf of the Special Committee over the last several months. As a requested by the Special Committee, Mesirow has remarketed the Company to a broad range of strategic and financial prospective buyers.

As the Special Committee is aware, although some credible interest resulted from our remarketing process, no firm topping bids emerged. Accordingly, Mesirow is prepared to proceed with its advisory mandate for the Committee in regards to rendering a fairness opinion on the Proposed Transaction.

Mesirow has been in regular contact throughout the remarketing process with the Company’s CEO and CFO as well as Third Avenue Management’s (“Third Avenue”) CEO (David Barse) and portfolio manager (Michael Lehmann).

We believe that Third Avenue and Jim Tennant are close to finalizing the terms by which they can work together on the Proposed Transaction.

In today’s presentation, we will:

Review our remarketing process, including a review of process milestones and buyers contacted

Review transaction considerations related to the Proposed Transaction

Discuss the Company’s historical and current financial positions including prospects, risks and trends in the houseware industry

Discuss our thoughts in the context of varying economic, market and business conditions

Present an industry financial update relating to the Company and its public comparable companies

Discuss valuation benchmarks (and related sensitivity/other analyses) relating to the Proposed Transaction and present the potential impact it may have on various investors/constituents

Process Overview

Summary Timeline

December 9, 2003: Jim Tennant, the Company’s CEO, proposed a transaction such that a newly formed acquisition entity (“Newco”) would acquire the publicly held shares of the Company’s common stock for $1.35 per share in cash

Mr. Tennant sought reimbursement of all costs associated with amending the Company’s indenture regardless of whether or not a transaction was consummated

December 12, 2003: Board meeting to discuss Mr. Tennant’s proposal

December 18, 2003: Mesirow is engaged by the Special Committee to act as the financial advisor to the Special Committee

December 12, 2003 to January 13, 2004: Mesirow conducted business due diligence and prepared its preliminary analysis for the Special Committee

January 13, 2004: Special Committee meeting held to discuss and review Jim Tennant’s proposal

Mesirow presented to the Special Committee its preliminary views on the transaction, including Home Products’ financial prospects, industry dynamics affecting the Company, valuation benchmarks

Following the meeting, Mesirow and Katten Muchin Zavis Rosenman (“KMZR”) negotiated with Jim Tennant seeking an increase in his offer and for Mr. Tennant to cover his own expenses related to amending the indenture

January 20, 2004: Mr. Tennant delivered a revised proposal letter reflecting:

Enhanced offer price of $1.50 per share

Mr. Tennant’s expenses, capped at $550,000, would be paid by the Company

February 4, 2004: Final version of Mr. Tennant’s revised proposal delivered to the Special Committee

Process Overview

Summary Timeline (continued)

February 5, 2004: Company issued an 8-K announcing publicly the receipt of Mr. Tennant’s proposal letter

February 6, 2004: Mesirow began contacting selected prospective competing acquirers

Offering Memorandum as well as Company’s public documents (10-K, 10-Q and proxy) and a sales process letter was sent to prospective acquirers

March 19, 2004: Received proposal from H.I.G. Capital to acquire the Company for $1.50 – 2.00 per share

Offer subject to obtaining consent of bondholders and an appropriate amendment to the Company’s indenture

Also subject to obtaining an amendment or refinancing of the Company’s existing senior credit facility to provide financing for the transaction

March 25, 2004: Received proposal from Sun Capital to acquire the Company for $1.50 per share

Required assumption of existing debt (no change of control put); bondholders to received 100 basis point increase in coupon and 10% warrants in the new company

Early April, 2004: H.I.G. Capital and Sun Capital form joint acquisition effort

April 29, 2004: H.I.G. and Sun Capital submit bid to acquire the Company for $1.75 per share

Required exchange offer of the Company’s $120 million of existing 9 5/8% bonds for $50 million of new 10% notes and 25% ownership of the new company in the form of warrants

The H.I.G./Sun group was unable to come to terms with Third Avenue in connection with the Company’s treatment of the subordinated debt and ultimate enterprise valuation

Process Overview

Parties Contacted in Remarketing: No Interest

Strategic Buyers (18)

- Applica Inc.
- De' Longhi SpA
- Electrolux AB
- Emerson Electric
- Fiskars Corporation
- Fortune Brands
- Freudenberg Household Products
- Groupe SEB SA
- Helen of Troy Ltd.
- Jarden Corporation
- Knape & Vogt Manufacturing Co.
- Masco Corporation
- Meyers Industries
- Newell Rubbermaid
- SC Johnson & Sons, Inc.
- Sterilite Corporation
- The Clorox Company
- The Stanley Works

Financial Sponsors with Related Investment (4)

- Goldman Sachs Group/Berry Plastics
- Investcorp/Werner Ladder
- Lakeshore Private Equity/Packaging Dynamics
- Westar Capital/Igloo

Financial Sponsors (24)

- AEA Investors
- Audax Group
- Berkshire Partners LLC
- Brockway Moran & Partners, Inc.
- CAC LLC
- Carlyle Group
- Code Hennessey & Simmons LLC
- Cravey Green
- Glencoe Capital
- Golder Hawn Johnson & Morrison, Inc.
- GTCR Golder Rauner, LLC
- JP Morgan Partners
- KPS Special Situation Fund
- Leonard Green & Partners LP
- Patriarch Partners
- Richland Gordon & Co.
- Samstock/SIT, LLC
- Swander Pace
- The Shansby Group
- Thoma Cressey
- Trivest Partners
- Willis Stein & Company
- Wind Point Partners
- Zuma Capital Partners

HOMZ THE SIMPLE CHOICE

5

Mesirow Financial INVESTMENT BANKING

Process Overview

Parties Contacted in Remarketing: Received Confidential Materials

Strategic Buyers (5)	Financial Sponsors with Related Investment (4)	Financial Sponsors (8)
▪ HoMedics, Inc. ▪ Jordan Industries ▪ Keter Plastics Ltd. ▪ Lifetime Hoan Corporation ▪ Wilton Industries, Inc.	▪ Centre Partners Management LLC/Salton, Inc. ▪ Kohlberg & Co./Katy Industries ▪ Saunders Karp & Megrue/Home Organizers ▪ Charlesbank Capital/Joe Ganz	▪ Focus Investments, Inc. ▪ HIG Capital ▪ Sun Capital Partners, Inc. ▪ Gordon Brothers Group ▪ Graham Partners, Inc. ▪ Goense Bounds ▪ Triyar Investments ▪ Cerberus Capital

HOMZ THE SIMPLE CHOICE

6

Mesirow Financial INVESTMENT BANKING

Process Overview

Parties Contacted in Remarketing: Spoke with Management and/or Third Avenue

Strategic Buyers (1)

Lifetime Hoan Corporation

Financial Sponsors w/ Related Investment (1)

Charlesbank Capital/Joe Ganz

Financial Sponsors (4)

Cerberus Capital

Gordon Brothers

HIG Capital

Sun Capital Partners

Parties Submitting Indications of Interest (3)

HIG Capital, March 19, 2004

Sun Capital Partners, March 25, 2004

Revised joint bid from HIG Capital/Sun Capital Partners, April 29, 2004

Process Overview

Observations Made During the Sale Process

Limited strategic interest due to:

Discussions with bondholders were unsuccessful due in part to unwillingness to assume the Company’s total debt outstanding at par or refinance debt to a level at which a strategic buyer would be comfortable

Exposure to resin price volatility

Commodity (entry-level) product lines

Customer concentration, particularly with Kmart

Poor recent results and prospects

Change of control provisions

Enterprise valuation

Limited success with non-strategic financial buyers:

Discussions with bondholders were unsuccessful due in part to unwillingness to invest equity capital underneath pro forma senior and subordinated debt as a part of the initial transaction

Equity investment would have diminished leveraged returns to unacceptable levels

Change of control provisions

Enterprise valuation

Discomfort with challenging industry dynamics including high resin and steel price volatility and the commodity nature of products

Situation Overview

Transaction Financial Statistics

ENTERPRISE VALUE

$MM, except per share data

Offer Price $1.50

Diluted Shares 7.9

Equity Value $11.8

Plus: Total Debt (@3/27/04) $120.7

Less: Cash (@3/27/04) (3.5)

Net Debt $117.2

Enterprise Value $129.0

VALUATION MULTIPLE ANALYSIS

$MM, except per share data Notional Data EV / Notional Data

2003 Actual:

Net Sales $233.6 0.55x

EBITDA 16.4 7.9x

EBIT 7.4 17.3x

LTM (@ 3/27/04):

Net Sales $237.7 0.54x

EBITDA 19.3 6.7x

EBIT 10.6 12.2x

2004P:

Net Sales $223.7 0.58x

EBITDA 14.0 9.2x

EBIT 5.6 22.9x

PREMIUM ANALYSIS BASED ON OFFER PRICE OF $1.501

Prior Close 1 Week Prior 30 Days Prior 90 Days Prior 52 Week High 52 Week Low

December 9, 2003 (Initial offer) $1.18 $1.25 $1.30 $1.75 $4.91 $1.18

Premium 21.3% 16.7% 13.3% (16.7%) (227.3%) 21.3%

Feb. 5, 2004 (Annoucement) $1.23 $1.48 $1.29 $1.30 $2.71 $1.00

Premium 18.0% 1.4% 14.0% 13.3% (80.7%) 33.3%

May 21, 2004 $1.23 $1.25 $1.27 $1.46 $2.71 $1.00

Premium 18.0% 16.7% 15.3% 2.7% (80.7%) 33.3%

1) Premiums assume a $1.50 offer price at each of the above dates 9

Situation Overview

Transaction Considerations

Mesirow believes that the Proposed Transaction has a number of potential positive attributes to the non-affiliated shareholders

Provides immediate liquidity to shareholders that might not otherwise have access to stock sales

Largest shareholders (J.P. Morgan, Samstock, Palmyra Capital Advisors and Dimensional Fund Advisors) would theoretically need 204, 106, 69 and 67 days, respectively, to exit their positions(1)

The Company’s financial position, sensitivity to commodity material cost increases, and customer concentration and dependency on Kmart leave little cushion for unexpected adverse events

Home Product’s business and financial performance has been impacted by a number of factors, many of which stem from the commodity nature of several of its product lines. Key factors identified through our discussions with the Company’s management include:

Susceptibility to rising raw material prices (both resin and steel) and related inability to “pass-through” resin price increases to customers

Management has indicated that further resin price increases are expected in coming months

Major risk of not realizing upside profitability during decreasing resin prices due to pricing pressures of customers and competition (market share fights)

High degree of exposure to raw materials, which account for more than 50% of the Company’s COGS(2)

Resin in particular represents approximately 30% of the Company’s COGS(2) (versus 8% for Newell Rubbermaid(3))

Customer concentration (approximately 73% with Wal-Mart, Kmart and Target)

Kmart situation continues to be monitored by the Company, however, risk of additional store closings exist for 2004 and beyond

Kmart, the Company’s largest customer representing 33% of the Company’s 2003 sales, announced a 9.5% same store decline for the 39 weeks ended January 28, 2004

Increasing foreign competition, especially in the laundry business, has caused margin erosion

Commodity nature of products results in razor thin margins

Capital constraints impact the Company’s ability to invest in R&D for new product introductions and new machines to improve cost efficiency; also difficult to add new customers due to lack of capacity and few new product introductions

Lack of East Coast facility has made it difficult to penetrate new accounts such as Lowe’s and Home Depot

1) Assumes 8,910 average daily share volume (accounting for Nasdaq’s double counting rules). The calculation also assumes 70% or 6,237 shares is the highest reasonable amount of share volume for daily stock sales.

2) Based on the Company’s management report

3) Source: Citigroup research report from 9/14/03

Situation Overview

Review of Historical and Projected Financial Performance
Income Statement [1]

$ millions	Year Ended December 31, 1999	2000	2001	2002	2003	2004P	CAGR 1999-2003	2003 Budget	2003 Actual	2003 Budget versus 2003A B/(W)	% Change
Net Sales	$261.6	$257.6	$230.6	$249.2	$233.6	$223.7	(2.8%)	$248.2	$233.6	($14.6)	(5.9%)
Net Sales Growth	*NA*	*(1.5%)*	*(10.5%)*	*8.1%*	*(6.3%)*	*(4.3%)*		*NA*	*NA*		
Gross Profit	70.1	45.6	54.2	58.5	37.7	35.9	(14.3%)	53.3	37.7	($15.6)	(29.2%)
Gross Margin	*26.8%*	*17.7%*	*23.5%*	*23.5%*	*16.2%*	*16.0%*		*21.5%*	*14.2%*		
EBITDA	$44.3	$25.1	$29.6	$37.7	$16.4	$14.0	(22.0%)	$32.6	$16.4	($16.2)	(49.8%)
EBITDA Margin	*16.9%*	*9.7%*	*12.9%*	*15.1%*	*7.0%*	*6.3%*		*13.1%*	*4.7%*		
EBIT	$30.2	$9.2	$17.6	$27.3	$7.4	$5.6	(29.6%)	$22.1	$7.4	($14.7)	(66.3%)
EBIT Margin	*11.5%*	*3.6%*	*7.6%*	*10.9%*	*3.2%*	*2.5%*		*8.9%*	*0.8%*		

- Over the last five years, peak net sales and EBITDA of $261.6 million and $44.3 million, respectively, occurred in 1999
  - 2004P EBITDA of $14.0 million is less than 35% of the 1999 peak level
  - $16.2 million EBITDA miss versus 2003 EBITDA budget due to higher resin costs, selling price declines, higher cost of outsourced product, among others
- It is important to recognize the differences between the business environment now versus 1999 and what it would take to achieve results at the 1999 levels
  - Significant resin price decreases
  - Ability to capture resin price decreases through maintenance/raising of product prices
  - Continue to battle foreign competition in a low resin price environment
  - A healthier Kmart
  - Additional capacity which would provide, among other things, ability to service new customers (Lowe's, Home Depot)

HOMZ THE SIMPLE CHOICE

[1] *Income statement excludes disposed business lines*

11

Mesirow Financial INVESTMENT BANKING

Situation Overview

Analysis of 2004 Budget

Key assumptions of 2004 budget (created in December 2003)

2004P net sales of $223.6 million, a decrease of $9.9 million (4.3%) versus 2003

2004P EBITDA of $14.0 million, down $2.4 million compared to 2003, a decrease of 14.3%

Average resin prices of $0.35/pound; flat to 2003

Steel costs are flat to 2003

Anti-dumping litigation brings stability to pricing, but does not significantly impact competitive position

The “Big 3” revenue change for 2004 versus 2003

Kmart $80.8 million, flat versus 2003

Wal-Mart $72.3 million, up 5% versus 2003

Target $23.4 million, down 27% versus 2003 (reverse-auctions)

All other customers $64 million, up 1% versus 2003

Positive business updates since creation of 2004 budget

Discounts, returns & allowances (as a percent of gross sales) were 6%, compared to 2004P of 7%

Have achieved some success in securing price increases on select programs

Sales and EBITDA are ahead of budget through the first quarter

Negative business updates since creation of 2004 budget

Original projections assumed 2004 resin prices to remain flat to 2003 at $0.35/pound. Resin prices, however, have increased in 2004 and have cost $0.362/pound YTD, and were $0.39/pound in April. Management expects full-year costs of $0.39/pound, resulting in a $6.8 million negative impact.

Steel prices, which have historically been stable, have increased to $0.27/pound, $0.07 higher than budget. Management forecasts full year steel costs of $0.26/pound, adding $1.8 million to costs.

Management expects the net result of these factors to result in no change in the 2004 EBITDA forecast

While results to date are ahead of budget, the remainder of the year is expected to lag projections

Until the 2004 year end, LTM EBITDA is expected to exceed projections due to the unusually high earnings in the fourth quarter of 2003

Situation Overview

Analysis of 2004 Budget $ millions

2004 Budget % of Total 2003 % of Total 2004 Budget versus 2003E B/(W) % Change

General Storage $103.8 43.2% $113.3 45.7% ($9.5) (8.4%)

Laundry 75.5 31.4% 78.2 31.5% (2.7) (3.5%)

Closet 37.4 15.6% 32.2 13.0% 5.3 16.5%

Bath 14.0 5.8% 14.7 5.9% (0.7) (5.1%)

Kitchen 9.8 4.1% 9.8 3.9% (0.0) (0.4%)

Total Gross Sales 240.5 100.0% 248.3 100.0% (7.8) (3.1%)

Discounts, Returns & Allowances 16.8 7.0% 14.7 5.9% (2.2) 14.9%

Net Sales $223.7 $233.6 ($9.9) (1.5%)

Opportunities

Resin costs

Vendor auctions exceed expectations (freight, etc.)

Continued cost improvement initiatives in all factories

Invigorated marketing

Risks

Continued resin cost increases (latest ChemData forecast projections of $0.40/pound for 2004 were published prior to the recent hike in oil prices)

Further steel price increases

Rubbermaid changes tune on entry level items and re-ignites price war in an attempt to gain market share

Capacity constraints – units are up, capacity is down

Anti-dumping litigation fails, causing renewed price wars

Wal-Mart redesigns hangers to the point that new molds are required

Kmart and other related business risks Increased competitive “events” (auctions and competitive line reviews)

Situation Overview

Review of Historical and Projected Financial Performance Summary Balance Sheet

$ millions As of December

2001 2002 2003 As of 3/31/04 Year End 2004P

ASSETS:

Cash $1.1 $4.0 $0.8 $3.5 $0.8

Other Current Assets 55.9 78.7 68.3 60.1 66.9

Net PP&E 42.6 37.2 32.8 31.7 29.6

Intangible Assets 76.4 74.9 74.4 74.2 73.9

Other Assets 11.4 8.8 4.0 3.2 3.3

Total Assets $187.3 $203.5 $180.3 $172.8 $174.4

LIABILITIES & EQUITY:

Debt $130.6 $129.8 $130.5 $120.7 $133.2

Current Liabilities 50.8 52.0 39.4 41.7 40.2

Other Liabilities 3.2 4.3 4.0 4.2 3.8

Equity 2.8 17.5 6.3 6.1 (2.8)

Total Liabilities & Equity $187.3 $203.5 $180.3 $172.8 $174.4

The Company’s balance sheet has changed in complexion over the last 5 years

Negative tangible net worth of ($68.1) million(1) at March 27, 2004

Intangible assets are 40% of total assets and represent a potential impairment risk

Debt pay-down historically achieved through sale of business lines and use of operating cash flow. Near-term debt pay-downs could be hindered by business prospects.

1) Tangible net worth of ($68.1) million equals equity of $6.1 million less intangible assets of $74.2 million.

Situation Overview

Review of Historical and Projected Financial Performance Credit Analysis

$ millions

CREDIT STATISTICS

1999 2000 2001 2002 2003 2004P

Total Debt $226.9 $221.6 $130.6 $129.8 $130.5 $133.2

EBITDA (incl. PI) 52.9 35.4 34.7 37.7 16.4 14.0

Interest Expense 20.3 22.4 18.3 13.8 13.7 13.4

Total Debt/EBITDA 4.3x 6.3x 3.8x 3.4x 8.0x 9.5x

EBITDA/Interest Expense 2.6x 1.6x 1.9x 2.7x 1.2x 1.0x

LINE OF CREDIT ANALYSIS

$ millions

2004 Q1 A Q2 P Q3 P Q4 P

Cash Interest Coverage 1.49x 1.55x 1.43x 1.10x

Minimum Ratio 0.70x 0.80x 0.90x 1.00x

Difference 0.79x 0.75x 0.53x 0.10x

Rolling EBITDA $19.1 $20.2 $18.7 $14.0

Minimum Rolling EBITDA $9.2 $10.5 $11.8 $13.1

Difference $9.92 $9.71 $6.90 $0.91

At the end of 2003, total debt/EBITDA was 8.0x and interest coverage was 1.2x

Line of credit analysis indicates that the Company will approach its covenant limits by year end

Dramatic change in “rolling EBITDA” in fourth quarter 2004P due to fall-off of unusually high earnings in Q4 2003, namely customer deductions, trade program accruals, and inventory reserves

Situation Overview

Review of Historical and Projected Financial Performance Margin Analysis versus Newell Rubbermaid

SG&A % of Net Sales

19% 18% 17% 16% 15% 14% 13% 12% 11% 10%

1999 2000 2001 2002 2003 2004P

HOMZ NWL

EBITDA Margin

HOMZ NWL

18% 16% 14% 12% 10% 8% 6% 4% 2% 0%

1999 2000 2001 2002 2003 2004P

EBIT Margin

HOMZ NWL

14% 12% 10% 8% 6% 4% 2% 0%

1999 2000 2001 2002 2003 2004P

EBIT Margin (vs. Rubbermaid)

HOMZ Rubbermaid

12% 10% 8% 6% 4% 2% 0%

2001 2002 2003 2004P

Source: HPI margins for 2003 and 2004P provided by management. Newell Rubbermaid (corporate) and its Rubbermaid division’s margins for 2003 and 2004P from Robert W. Baird research report dated 1/30/03.

Situation Overview

SG&A Analysis

SG&A as a Percent of LTM Sales

70% 60% 50% 40% 30% 20% 10% 0%

57.5% 32.2% 24.8% 17.8% 17.3% 12.1%

Tupperware Lifetime Hoan Meyers Industries Newell Knape & Vogt Home Products

Source: Most recent public company. See comps page for details.

Situation Overview

Equity Market Overview

Commentary

Nominal liquidity

No Wall Street research or trading support

Lack of institutional ownership

YTD return on Home Products stock: 2.5%

LTM return on Home Products stock: (46%)

Current price (as of 5/21/04): $1.23

LTM Trading Analysis-Volume in Price Range

35% 30% 25% 20% 15% 10% 5% 0%

8.6% 25.5% 32.1% 8.8% 7.4% 9.0% 7.0% 1.6%

$1.00- $1.20- $1.40- $1.60- $1.80- $2.00- $2.20- $2.40-1.19 1.39 1.59 1.79 1.99 2.19 2.39 2.60

Share Price

2003 Price / Volume Chart

Price

2003 High: $4.91 (1/9/03) Avg. Daily Volume: 14,103

Volume (MM)

$5.0 $4.0 $3.0 $2.0 $1.0 $0.0

12/31/2002 4/1/2003 7/1/2003 9/30/2003 12/30/2003

0.18 0.16 0.14 0.12 0.10 0.08 0.06 0.04 0.02 0.00

Last 6 Months Price / Volume Chart

Price

Last Six Months High: $1.54 (2/24/04) Avg. Daily Volume: 15,585

Volume (MM)

$2.5 $2.0 $1.5 $1.0 $0.5 $0.0

0.18 0.16 0.14 0.12 0.10 0.08 0.06 0.04 0.02 0.00

11/21/03 12/21/03 1/20/04 2/19/04 3/20/04 4/19/04 5/21/04

Average stock price for each period

Note: Accounts for Nasdaq’s double counting rules for share volume.

Situation Overview

Historical Stock Price and Volume Charts

Six-Month

Price Volume (MM)

$1.80 $1.60 $1.40 $1.20 $1.00 $0.80 $0.60 $0.40 $0.20 $0.00

11/21/2003 1/21/2004 3/21/2004 5/21/2004

0.18 0.16 0.14 0.12 0.10 0.08 0.06 0.04 0.02 0.00

1-Year

Price

$3.00 $2.50 $2.00 $1.50 $1.00 $0.50 $0.00

5/21/2003 8/21/2003 11/21/2003 2/21/2004 5/21/2004

Volume (MM)

0.18 0.16 0.14 0.12 0.10 0.08 0.06 0.04 0.02 0.00

3-Year

Price

$6 $5 $4 $3 $2 $1 $0

5/21/01 2/21/02 11/21/02 8/21/03 5/21/04

Volume (MM)

0.40 0.35 0.30 0.25 0.20 0.15 0.10 0.05 0.00

10-Year

Price

$18 $16 $14 $12 $10 $8 $6 $4 $2 $0

5/21/1994 5/21/1996 5/21/1998 5/21/2000 5/21/2002 5/21/2004

Volume (MM)

1.60 1.40 1.20 1.00 0.80 0.60 0.40 0.20 0.00

Situation Overview

Historical Stock Price and Volume Chart October 1, 2003 to May 21, 2004

Price

$2.00 $1.90 $1.80 $1.70 $1.60 $1.50 $1.40 $1.30 $1.20 $1.10 $1.00

Feb. 5, 2004 – Tennant offer announced to the public

Volume (MM)

10/1/2003 10/30/2003 11/28/2003 12/27/2003 1/25/2004 2/23/2004 3/23/2004 4/21/2004 5/20/2004

0.18 0.16 0.14 0.12 0.10 0.08 0.06 0.04 0.02 0.00

Situation Overview

One Year and Three Year Stock Price Graphs versus Indexed (1) Publicly Traded Comparable Companies and S&P 500

One Year %

Three Year %

140 120 100 80 60 40 20 0

23% 18% (46)%

HOMZ S&P 500 Houseware Index

5/21/03 8/20/03 11/20/03 2/19/04 5/21/04

HOMZ S&P 500 Houseware Index

300 250 200 150 100 50 0

2% (17)% (37)%

5/21/01 12/26/01 8/2/02 3/9/03 10/14/03 5/21/04

1) Comparable companies index includes KNAP, LCUT, MYE, NWL and TUP.

Situation Overview

Summary Equity Shareholder Profile

Commentary

Gross share count: 7,873,664(1)

Major institutional shareholders represent approximately 35% of share ownership, with other unidentified holdings amounting to approximately 50%

Largest institutional shareholders include:

JP Morgan Partners: 1,274,472 (16.2%)

Samstock/SIT LLC (Zell): 664,000 (8.4%)

Palmyra Capital Advisors: 430,700 (5.5%)

Dimensional Fund Advisors: 417,050 (5.3%)

Insider ownership represents approximately 15% of shares outstanding:

James Tennant (CEO): 708,538 (8.7%)

James Winslow (CFO): 151,526 (1.9%)

Other: 367,634 (3.9%)

JPMorgan 16%

Samstock 8%

Palmyra Capital 6%

Dimensional Fund Advisors 5%

Insiders 15%

Other 50%

Source: Company Proxy Statement filed 4/26/04.

1) Company’s 10-Q filed 5/5/04.

Situation Overview

Summary Bondholder Profile

Commentary

$116 million worth of bonds outstanding

9 5/8% senior subordinated notes due 2008

Major institutional debt holders represent approximately 69% of bond ownership, with other smaller holdings amounting to approximately 31%

Largest institutional bond holders include:

Third Avenue Management: $64.4 million (51%)

Travelers: $10.8 million (9%)

Bank One: $3.5 million (3%)

Fund Asset Management: $3.1 million (2%)

Harborview Capital: $2.0 million (2%)

Liberty Life: $1.9 million (2%)

Third Avenue Management 51%

Liberty Life Assuance Company 2%

Harborview Capital Management 2%

Fund Asset Management 2%

Others 31%

Travelers Insurance Company 9%

Banc One Investments 3%

Source: Bloomberg (data from most recent investor filings)

Note: Institutional ownership percentages based upon $125 million worth of bonds outstanding.

Valuation Benchmarks

Valuation Methodologies

Preliminary Valuation Analysis

Comparable Public Companies

“Public Market” valuation

Value based on public market trading multiples of comparable companies

Does not include control premium

Comparable Transaction Analysis

“Transaction Specific” valuation

Values based on multiples paid for comparable companies

Includes control premium

Comparability of transactions is critical

Can be distorted by deal-specific issues

Leveraged Buyout Analysis

Value that could be derived in a leveraged transaction

Constrained by acceptable levels of leverage and returns on equity

Often considered “floor valuation” that a financial buyer could pay for a company

Discounted Cash Flow Analysis

Present value of projected free cash flows

“Inherent” value of the business

Incorporates reinvestment requirements

Analysis at Various Prices

Valuation multiples at various prices

Valuation Benchmarks

Comparable Public Company Analysis

Comparable Company Enterprise Value/LTM Revenue Multiples

Median: 1.05x

2.0x 1.5x 1.0x 0.5x 0.0x

1.45x 1.18x 1.05x 0.98x 0.57x 0.53x

Lifetime Hoan Newell Rubbermaid Tupperware Myers Knape & Vogt Home Products

Comparable Compan y Enterprise Value/LTM EBITDA Multiples

Median: 8.9x

16.0x 14.0x 12.0x 10.0x 8.0x 6.0x 4.0x 2.0x 0.0x

12.6x 9.6x 8.9x 8.8x 6.6x 6.6x

Lifetime Hoan Newell Myers Tupperware Home Products Knape & Vogt

Note: Median figures exclude Home Products.

Valuation Benchmarks

Comparable Public Company Analysis Detail

Dollars in millions, except per share data

Company	Ticker	Share Price	52-Week Range	Equity Value	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	LTM EPS	CY04 EPS	CY05 EPS	Book Value
Knape & Vogt Manufacturing Co. [2]	KNAP	$13.19	$9.95 - $14.25	$59.6	$80.2	$139.6	$12.2	$5.7	$0.67	NA	NA	$35.4
Lifetime Hoan Corporation [3]	LCUT	20.88	7.03 - 20.36	237.9	251.8	173.2	20.0	16.3	0.82	NA	NA	86.15
Myers Industries [4]	MYE	13.38	9.20 - 14.20	407.3	670.1	683.4	75.1	38.0	0.59	0.88	0.98	298.48
Newell Rubbermaid Inc. [5]	NWL	22.87	20.27 - 29.75	6,284.7	9,132.8	7,733.1	954.5	671.3	0.97	1.38	1.54	1,911.80
Tupperware Corporation [6]	TUP	17.70	12.97 - 19.91	1,036.3	1,262.8	1,199.7	143.3	91.5	1.73	1.19	1.40	232.90
Home Products International, Inc. [1]	HOMZ	$1.23	$1.00 - $2.71	$9.7	$126.9	$237.7	$19.3	$10.6	($1.16)	NA	NA	$6.1

		Enterprise Value as a Multiple of:			Equity Value as a Multiple of:			
Company	Ticker	LTM Revenue	LTM EBITDA	LTM EBIT	LTM EPS	CY04 EPS	CY05 EPS	Book Value
Knape & Vogt Manufacturing Co. [2]	KNAP	0.57x	6.6x	14.1x	19.6x	NA	NA	1.7x
Lifetime Hoan Corporation [3]	LCUT	1.45x	12.6x	15.5x	25.4x	NA	NA	2.8x
Myers Industries [4]	MYE	0.98x	8.9x	17.6x	22.6x	15.3x	13.7x	1.4x
Newell Rubbermaid Inc. [5]	NWL	1.18x	9.6x	13.6x	23.6x	16.6x	14.9x	3.3x
Tupperware Corporation [6]	TUP	1.05x	8.8x	13.8x	10.2x	14.8x	12.6x	4.4x
Mean		**1.05x**	**9.3x**	**14.9x**	**20.3x**	**15.6x**	**13.8x**	**2.7x**
Median		**1.05x**	**8.9x**	**14.1x**	**22.6x**	**15.3x**	**13.7x**	**2.8x**
Home Products International, Inc. [1]	HOMZ	0.53x	6.6x	12.0x	NM	NA	NA	1.6x

[1] Excludes one-time charges for restructuring. LTM numbers based on 10-Q filed 5/5/04.
[2] LTM numbers based on 10-Q filed 4/26/04.
[3] LTM numbers based on 10-Q filed 5/13/04.
[4] LTM numbers based on 10-Q filed 5/6/04.
[5] Excludes one-time restructuring, impairment and divestiture charges. LTM numbers based on 10-Q filed 5/10/04.
[6] Excludes one-time impairment charge and gain on disposal of assets. LTM numbers based on 10-Q filed 5/5/04.

HOMZ THE SIMPLE CHOICE

26

Mesirow Financial INVESTMENT BANKING

Valuation Benchmarks

Precedent Transactions Analysis

Houseware Industry Precedent Transactions – Enterprise Value/LTM EBITDA Multiples

Home Products 2003 2002 2001 2000 1999 1998

18.0x 16.0x 14.0x 12.0x 10.0x 8.0x 6.0x 4.0x 2.0x 0.0x

7.9x 6.7x 7.7x 6.9x 5.9x 5.1x 7.8x Median: 7.7x 8.5x 7.5x 10.7x 5.2x 6.5x 16.0x 12.7x 9.2x

Home Products 2003 Home Products LTM 3/27/04 Flexsteel/ DM I Jarden/ Lehigh Newell/ American Saw Jarden/ Diamond Brands Berwind/ Hunt Fortune Brands/ Omega Libbey/ AH Consumer Winsloew/ Brown Jordan Springs Industries LBO JG Durand/ M ikasa Newell/ Rubbermaid Clorox/ First Brands SC Johnson/ Dowbrands

Valuation Benchmarks

Precedent Transactions Analysis Detail

Dollars in millions, except per share data

Date	Target	Buyer	Description	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA	Enterprise Value / LTM EBIT
Oct-03	DMI Furniture Inc.	Flexsteel Industries, Inc.	Marketer and importer of bedroom, dining room and accent furniture	$43.6	$106.9	$5.7	$4.7	0.41x	7.7x	9.4x
Sep-03	Lehigh Consumer Products Corp.[1]	Jarden Corp.	Manufactures ropes, cords, twines, fencing, security products, and storage and organization products for the home	180.0	130.0	26.0	NA	1.38x	6.9x	NA
Jul-03	Pillowtex Corp [2]	GGST LLC	Manufactures home fashion products including towels, sheets, rugs, blankets, pillows, mattress pads, and bedroom and bath accessories	128.0	554.8	(7.8)	(16.1)	0.23x	NM	NM
Mar-03	Woodcraft Industries, Inc.	Behrman Capital	Manufacturer of domestic kitchen and bath cabinets	145.0	130.0	NA	NA	1.12x	NA	NA
Jan-03	American Saw & Manufacturing Co.[3]	Newell Rubbermaid Inc.	Manufactures power, hand tools and knives	365.0	185.0	62.0	NA	1.97x	5.9x	NA
Nov-02	Diamond Brands Operating Corp.[2][4]	Jarden Corp.	Manufactures and markets consumer products such as plastic cutlery, wooden matches, toothpicks and clothespins	90.0	100.0	17.5	NA	0.90x	5.1x	NA
Nov-02	Hunt Corporation [5]	The Berwind Company	Manufacturer and distributor of consumer products such as office supplies and art/framing supplies	116.6	159.5	14.9	9.9	0.73x	7.8x	11.7x
May-02	CBK, Ltd., LLC	Blyth Inc.	Designs and markets everyday giftware and home décor	54.3	80.0	NA	9.1	0.68x	NA	6.0x
Apr-02	Omega Group	Fortune Brands, Inc.	Manufacturer of wood kitchen and other room cabinets as well as furniture and moldings	536.1	340.8	62.8	54.6	1.57x	8.5x	9.8x
Sep-01	Anchor Hocking Corp.[6]	Libbey Inc.	Manufactures and markets glass products designed for home and kitchen uses	277.5	186.0	37.0	NA	1.49x	7.5x	NA
May-01	Brown Jordan International Inc.	Winsloew Furniture	Manufactures outdoor patio furniture	125.0	149.7	11.7	10.3	0.84x	10.7x	12.1x
Apr-01	Springs Industries, Inc. [7]	Heartland Industrial Partners, LP	Manufacturing, marketing, sale and distribution of home furnishings	1240.3	2226.0	240.3	127.3	0.56x	5.2x	9.7x
Nov-00	Mikasa Inc	JG Durand Industries	Designs, develops, and markets quality tabletop products and decorative accessories for the home	376.2	417.6	58.0	45.3	0.90x	6.5x	8.3x
Oct-99	McKechnie Ltd. [3]	Newell Rubbermaid Inc.	Purchased the consumer interest divisions of McKechnie PLC	134.4	93.0	NA	18.1	1.44x	NA	7.4x
Mar-99	Rubbermaid Inc.	Newell Co.	Manufactures name brand consumer products	5,983.7	2,511.1	374.4	250.9	2.38x	16.0x	23.8x
Oct-98	First Brands Corporation	The Clorox Company	Development, manufacturing and sale of branded and private label consumer products	2,374.8	1,225.7	187.2	141.2	1.94x	12.7x	16.8x
Jan-98	Dow Chemical Dowbrands[8]	SC Johnson & Sons Inc.	Home Food Management and Home Care Products divisions of Dow Chemical	1,200.0	800.0	130.0	NA	1.50x	9.2x	NA
	Mean							1.18x	8.4x	11.5x
	Median							1.12x	7.7x	9.8x

Note: Based on most recent available information for twelve months preceding each transaction date

[1] EV includes $25MM earnout, EBITDA estimate per 8/18/03 CIBC report

[2] Deal done out of bankruptcy

[3] Per Newell Rubbermaid 8-K

[4] Per 11/20/02 CIBC report

[5] Excludes one-time charge for loss on disposal of assets

[6] Unit sold: Consumer and Specialty Glass Business

[7] Heartland bought the remaining 59% not owned by the Close family

[8] Unit sold: Consumer products division

[9] Per 8/12/03 Merrill Lynch research report

HOMZ THE SIMPLE CHOICE

Mesirow Financial INVESTMENT BANKING

28

Valuation Benchmarks

LBO and DCF Operating Assumptions and Preliminary Conclusions

Operating Assumptions:

Hypothetical transaction/valuation date of December 31, 2003

Management budget used for 2004

For 2005 through 2008, Mesirow has assumed:

Annual net sales growth of 3%

Gross margin constant with 2004 estimates of 16%

Selling, general & administrative expense growth of 2% annually

Depreciation & amortization flat with 2004 estimates of $8.9 million

Capital expenditures held constant at $5.0 million per year

Working capital held constant at 10% of net sales

LBO model assumes debt of 4.5x EBITDA, resulting in an “over-equitized” transaction

Assumes purchase price of $1.50 per share

Uses of funds excludes management golden parachute payments

Preliminary Conclusions:

An LBO of the Company is not possible without a sizable discount on the purchase of the 9 5/8% senior subordinated notes (30-40%), as it would result in unacceptable equity returns

The Company’s valuation is driven by debt, as the stock price is too low to materially affect enterprise value

Due to the Company’s 2003 EBITDA of $16.4 million, it would be quite difficult for a non-strategic financial buyer to consummate a transaction without paying a very high multiple for the business

Valuation Benchmarks Leveraged Buyout Analysis Dollars in millions, except per share data

SOURCES & USES Amount % Rate Sources:

Existing Cash $0.0 0.0% 0.0% Senior Debt 32.7 22.7% 7.0% Subordinated Notes 40.9 28.3% 10.0% New Equity 70.9 49.0% 0.0% Total Sources $144.5 100.0%

Uses: Purchase of Common Equity $11.8 8.2% Repayment of Revolver 10.0 6.9% Repayment of Capital Lease 4.5 3.1% Redemption/Purchase of Subordinated Notes 116.1 80.3% Mgmt. Change of Control Agreement 0.0 0.0% Transaction Expenses 1.4 1.0% Financing Fees 0.7 0.5% Total Uses $144.5 100.0%

TRANSACTION VALUE Current At Deal

Share Price $1.36 $1.50 Premium 10.3% Diluted Shares 7.9 7.9 Total Equity Value $10.7 $11.8 Net Debt 129.8 129.8 Enterprise Value $140.4 $141.5 Enterprise Value / 2003 EBITDA 8.6x 8.6x Enterprise Value / 2004 EBITDA 10.0x 10.1x

Goodwill: Purchase of Common Equity $11.8 Transaction Expenses 1.4 Less: Sub Notes Discount to Face 0.0 Less: Tangible Book Equity 68.0 New Goodwill $81.2

LBO ASSUMPTIONS Subordinated Notes Purchase 100.0% of Face Value Transaction Expenses 1.0% of Enterprise Value Financing Fees 1.0% of New Debt Financing Fees Amortization 5.0 years Maximum Senior Debt / 2003 EBITDA 2.0x 2003 EBITDA $16.4 Total Senior Debt $32.7 Interest Rate 7.0% Maximum Sub Debt / 2003 EBITDA 2.5x 2003 EBITDA $16.4 Total Sub Notes $40.9 Interest Rate 10.0%

EQUITY RETURNS ANALYSIS (9.0x EBITDA EXIT MULTIPLE)

Assumed Share Offer Price Sub Notes % of Face Value $1.25 $1.50 $1.75 $2.00 $2.25 $2.50 50% 56% 51% 46% 42% 39% 36% 60% 34% 32% 30% 28% 26% 24% 70% 23% 22% 20% 19% 18% 17% 80% 16% 15% 14% 13% 12% 11% 90% 11% 10% 9% 8% 8% 7% 100% 7% 6% 5% 5% 4% 4%

FINANCIAL SUMMARY

2003 PF 2004 2005 2006 2007 2008 Net Sales $233.6 $223.7 $230.4 $237.3 $244.4 $251.7 % Growth -6.3% -4.3% 3.0% 3.0% 3.0% 3.0% EBITDA $16.4 $14.0 $14.5 $15.0 $15.5 $16.1 % Margin 7.0% 6.3% 6.3% 6.3% 6.4% 6.4% Net Income $0.7 ($0.4) $0.2 $0.6 $1.1 $1.6 % Margin 0.3% -0.2% 0.1% 0.3% 0.4% 0.6%

CREDIT STATISTICS

2003 PF 2004 2005 2006 2007 2008

Sr. Debt/EBITDA 2.0x 1.7x 1.5x 1.2x 0.9x 0.6x

Sub Notes/EBITDA 2.5x 2.9x 2.8x 2.7x 2.6x 2.5x

Total Debt/EBITDA 4.5x 4.6x 4.3x 3.9x 3.5x 3.1x

EBITDA/Interest 2.7x 2.3x 2.6x 2.8x 3.0x 3.3x

Cumm. Paydown 0.0% 11.8% 15.8% 20.4% 25.7% 31.6%

Valuation Benchmarks

Discounted Cash Flow Analysis $ millions, except per share data

2001 2002 2003 2004 2005 2006 2007 2008

EBIT $17.6 $27.3 $7.4 $5.6 $6.1 $6.6 $7.1 $7.7

Taxes(1) (7.1) (10.9) (3.0) 0.0 0.0 0.0 0.0 0.0

Depreciation 12.0 10.4 8.9 8.4 8.4 8.4 8.4 8.4

Capital Expenditures 0.0 0.0 (6.7) (5.0) (5.0) (5.0) (5.0) (5.0)

Investment in Working Capital 16.9 (21.6) (2.1) 5.1 (0.7) (0.7) (0.8) (0.8)

Free Cash Flow $39.5 $5.2 $4.5 $14.1 $8.8 $9.3 $9.8 $10.3

A +B = C

Discount Rate PV of 2004-2008 Cash Flows PV of Terminal Value as Multiple of 2008 EBITDA Enterprise Value

7.0x 8.0x 9.0x 7.0x 8.0x 9.0x

12.0% $38.2 $63.8 $73.0 $82.1 $102.1 $111.2 $120.3

14.0% 36.5 58.4 66.8 75.1 94.9 103.3 111.6

16.0% 34.9 53.6 61.2 68.9 88.5 96.1 103.8

18.0% 33.4 49.2 56.2 63.2 82.6 89.6 96.7

20.0% 32.1 45.2 51.7 58.1 77.3 83.7 90.2

- D = E

Discount Rate Net Debt @ 12/31/2003 Equity Value Equity Value/Share (2)

7.0x 8.0x 9.0x 7.0x 8.0x 9.0x

12.0% $129.8 ($27.7) ($18.6) ($9.4) ($3.52) ($2.36) ($1.20)

14.0% 129.8 (34.8) (26.5) (18.1) (4.43) (3.36) (2.30)

16.0% 129.8 (41.3) (33.6) (26.0) (5.25) (4.27) (3.30)

18.0% 129.8 (47.1) (40.1) (33.1) (5.99) (5.10) (4.21)

20.0% 129.8 (52.5) (46.0) (39.6) (6.67) (5.85) (5.03)

1) Assumes no cash taxes paid due to NOL carryforwards.

2) Assumes 7,874,000 diluted shares outstanding.

Valuation Benchmarks

Analysis at Various Prices $ in millions, except per share data

Share Price $1.00 $1.25 $1.35 $1.50 $1.75

Equity Value (1) 7.865 $7.9 $9.8 $10.6 $11.8 $13.8

Net Debt (2) 117.194 117.2 117.2 117.2 117.2 117.2

Enterprise Value $125.1 $127.0 $127.8 $129.0 $131.0

Enterprise Value / Notional Data

2003 Net Sales $233.6 0.54x 0.54x 0.55x 0.55x 0.56x

LTM Net Sales 237.7 0.53x 0.53x 0.54x 0.54x 0.55x

2004P Net Sales 223.7 0.56x 0.57x 0.57x 0.58x 0.59x

2003 EBITDA $16.4 7.6x 7.8x 7.8x 7.9x 8.0x

LTM EBITDA 19.3 6.5x 6.6x 6.6x 6.7x 6.8x

2004P EBITDA 14.0 8.9x 9.1x 9.1x 9.2x 9.3x

2003 EBIT $7.4 16.8x 17.1x 17.2x 17.3x 17.6x

LTM EBIT 10.6 11.8x 12.0x 12.1x 12.2x 12.4x

2004P EBIT 5.6 22.2x 22.5x 22.7x 22.9x 23.2x

1) Diluted Shares Outstanding equals 7.874 million.

2) Net debt of $117.2 equals total debt of $120.7 million less cash of $3.5 million (as of 3/27/04).